Denny’s Corporation Appoints Hospitality Veteran Mark Vondrasek to Board of Directors Spartanburg, SC – June 4, 2024– Denny's Corporation (NASDAQ:DENN), owner and operator of Denny's Inc. and Keke's Inc., today announced that Mark Vondrasek has been appointed to its Board of Directors. Mr. Vondrasek is the chief commercial officer for Hyatt and brings more than 20 years of hospitality experience, combined with 10 years at Fidelity Investments and Kemper Financial Services, to the board role. “Mark’s wealth of knowledge in the hospitality and financial services sectors makes him an invaluable addition to the Denny’s Board of Directors,” said Brenda J. Lauderback, chair of Denny's board of directors. “We welcome his strategic insights and leadership as we continue to improve guest experience and brand elevation for Denny’s and Keke’s.” Before joining Hyatt, Mr. Vondrasek spent 15 years at Starwood Hotels and Resorts, where he served as the senior vice president of commercial services, overseeing loyalty, digital/mobile, sales, revenue management, customer contact centers and partnership marketing. "I am excited to join the Denny's Board to contribute to the growth of such iconic brands," said Mark Vondrasek. "I look forward to working with the Board as we drive the company's strategic vision forward." Vondrasek joins a board of eight directors, with leaders from retail, restaurant and hospitality, that is 56% people of color and 63% women. "Mark's experience in revenue generation and his understanding of the needs of guests will be instrumental in transforming the brand and preparing for our next chapter of growth,” said Kelli Valade, CEO, Denny's Corp. “We are excited to welcome him to the Denny’s family." ### Investor Contact: 877-784-7167 Media Contact: Media@dennys.com 864-597-8005 About Denny's Corporation: Denny’s Corporation is one of America’s largest full-service restaurant chains based on number of restaurants. As of March 27, 2024, the Company consisted of 1,614 restaurants, 1,539 of which were franchised and licensed restaurants and 75 of which were company operated. Denny's Corporation consists of the Denny’s brand and the Keke’s brand. As of March 27, 2024, the Denny's brand consisted of 1,553 global restaurants, 1,489 of which were franchised and licensed restaurants and 64 of which were company operated. As of March 27, 2024, the Keke's brand consisted of 61 restaurants, 50 of which were franchised restaurants and 11 of which were company operated. For further information on Denny's Corporation, including news releases, links to SEC filings, and other financial information, please visit investor.dennys.com.